Exhibit 99.1

UTSTARCOM FOURTH QUARTER AND FULL-YEAR 2003
RESULTS: COMPANY ACHIEVES SIXTEENTH QUARTER OF RECORD REVENUES AND EARNINGS

100 Percent Year-Over-Year Revenue Growth, Record Backlog of $1.06 Billion, and Positive Cash Flow from Operations Highlight the Best Quarter in UTStarcom’s History

Company Raises GAAP EPS Guidance for First Quarter and Full-Year 2004

ALAMEDA, Calif., Jan. 22, 2004 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today reported record revenues and earnings for its fourth quarter and full-year ended December 31, 2003.

The company will conduct a conference call today, Thursday, January 22, to discuss these results. The call will take place at 1:30 p.m. PST. (Please see Conference Call section below for dial-in numbers.)

“It is my privilege to report record performance for UTStarcom for the fourth quarter and full-year 2003,” said Hong Lu, chief executive officer of UTStarcom. “Our continued ability to deliver market-leading products to our customers and value to our shareholders is a testament to the strength of our technological innovation and dedication. UTStarcom continues to produce affordable, revenue-generating IP-based telecommunications and networking products for service providers around the world. Although our core business remains in China, UTStarcom serves customers in developing markets in Asia, Latin America and Africa, in addition to more established customers in North America and Europe.”

Net sales for the fourth quarter of 2003 were $643.6 million, an increase of 114 percent over net sales of $301.1 million reported in the fourth quarter of 2002. Full-year net sales increased to $1.96 billion, an increase of 100 percent over net sales of $981.8 million reported in 2002.

Net income for the fourth quarter of 2003 was $66.4 million, or $0.52 per share, compared to net income of $33.9 million, or $0.30 per share, for the fourth quarter of 2002, an increase in net income of 96 percent year-over-year. Net income for the full-year 2003 was $202.3 million, or $1.64 per share, as compared to $107.9 million, or $0.94 per share, in 2002, representing an increase in net income of 87 percent year-over-year.

Operating cash flow from operations was positive $47.4 million for the fourth quarter and positive $50.0 million for the full-year 2003.

Backlog at the end of 2003 was $1.06 billion, an increase of 75 percent over the $605.4 million backlog reported at the end of 2002.

“The record year-end backlog of over $1 billion, combined with the announcement last week of a $200 million dollar contract with China Telecom which is incremental to that backlog, gives us a tremendous amount of visibility in 2004,” said Mike Sophie, senior vice president and chief financial officer of UTStarcom, Inc. “In addition, handsets only represent approximately 11 percent of backlog, but are typically between 40 to 50 percent of revenues due to the book-and-ship nature of handset sales.  Therefore we expect significant additional handset bookings and revenues throughout 2004 which increases our confidence in guidance. Finally, the cash that we raised in our recent equity offering puts us in a strong position to aggressively pursue strategic initiatives to increase shareholder value throughout 2004.”

2004 Guidance:

Q1 Revenues:

•                  Revenues for the first quarter are anticipated to be approximately $570-$580 million. With 7-8% anticipated sequential increase targeted each quarter for the balance of the year.

Q1 GAAP EPS:

•                  GAAP earnings per share for the first quarter is targeted at $0.38, inclusive of $0.03 dilution associated with the equity offering.

FY 2004 Revenues:

•                  Full-Year 2004 revenues are anticipated to be in the range of $2.5 to $2.55 Billion.

FY 2004 GAAP EPS

•                  GAAP earnings per share for the full-year 2004 is expected to be in the range of $1.90-$1.94, up from previous guidance given of $1.87-$1.92 on January 9, 2004.

Q4 2003 Highlights

Stellar Financial Performance

•                  Logged 16th quarter of record revenues and profitability since March 2000 IPO

•                  Fourth quarter 2003 revenues of $643.6 million, 114% year-over-year growth

•                  Full-Year 2003 revenues of $1.96 billion, 100% year-over-year growth

•                  Fourth quarter 2003 GAAP EPS $0.52, 73% year-over-year growth

•                  Full-Year 2003 GAAP EPS of $1.64, 74% year-over-year growth

•                  Generated $47.4 million positive cash-flow from operations for the quarter and $50.0 million positive cash-flow from operations for the year

•                  Record Year-End backlog of $1.06 Billion

Global Leadership

•                  In China, the number of subscribers on UTStarcom’s PAS networks reached 21 million at the end of Q4, while total PAS subscribers in the China market is approximately 35 million

•                  Subscriber base for Yahoo! BB in Japan continues to grow, with more than 3.8 million subscribers for broadband service and approximately 3.3 million for the BB Phone service.

•                  UTStarcom maintains the largest all-IP network in the world.

Strategic International Expansion

•                  Signed $40 million expansion contract with Yahoo! BB for additional IP-DSLAM deployments

•                  Expanded contract with FITEL to offer PAS services in southern Taiwan

•                  Announced contract with Multifon to offer PAS service in Honduras

•                  Announced plans for strategic development in North and South America

Recent Accolades

•                  Ranked #1 “Fastest Growing Technology Companies of 2003” in Business 2.0

•                  Selected as World Economic Forum Technology Pioneer for 2004

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PST) today, January 22. The conference call dial-in numbers are as follows:  United States – 888-398-3046; International – 706-634-2492.

A replay of the call will be available from approximately 5:30 p.m. (PST) on January 22, 2004 to 11:59 p.m. (PST) on January 29, 2004. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The Access Code is 4810391.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding continued strength of the Company’s business in China and in international markets as well as across product lines, the Company’s ability to replicate its success in China in international markets, anticipated revenue attributable to particular product lines, and, the guidance given for anticipated revenue and earnings per share for the first quarter and full-year of 2004.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, particularly in China, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, particularly in China. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contacts

Michael J. Sophie

Sr. Vice President of Finance and CFO

510-749-1510

Chesha E. Kamieniecki

Investor Relations Manager

510-749-1560

Press Contact

Stephanie Gallagher

Engage PR

510-748-8200, ext. 213

stephanie@engagepr.com

###

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2003	December 31, 2002*	December 31, 2003	December 31, 2002*

Net sales	$643,596	$301,095	$1,964,332	$981,806

Cost of sales	443,719	199,994	1,328,164	636,334
Gross profit	199,877	101,101	636,168	345,472

Operating expenses:
Selling, general and administrative	57,211	28,475	187,128	110,263
Research and development	47,639	22,657	155,252	86,182
In process research and development	(123)	—	10,686	670
Amortization of intangible assets	3,111	631	8,370	2,395
Total operating expenses	107,838	51,763	361,436	199,510

Operating income	92,039	49,338	274,732	145,962

Interest and other income (expenses)	(2,530)	(3,912)	297	(5,637)
Equity in loss of affiliated companies	(980)	(3,109)	(5,260)	(4,053)
Income before income taxes and minority interest	88,529	42,317	269,769	136,272
Income tax expense	22,132	8,464	67,442	27,254
Minority interest in earnings of consolidated subsidiaries	(41)	—	(76)	(1,156)

Net income	$66,356	$33,853	$202,251	$107,862

Basic earnings per share	$0.64	$0.32	$1.95	$0.98

Diluted earnings per share	$0.52	$0.30	$1.64	$0.94

Weighted average shares used in per-share calculation:
- Basic	103,814	106,621	103,659	109,566
- Diluted	129,672	111,233	124,909	114,407

	Three months ended		Twelve months ended
	December 31, 2003	December 31, 2002*	December 31, 2003	December 31, 2002*

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	$1	$1	$6	$19
Selling, general and administrative	9	61	238	1,237
Research and development	1,056	453	4,058	1,843
Total stock compensation expense	$1,066	$515	$4,302	$3,099

Amortization of intangible assets	$3,111	$631	$8,370	$2,395

In-process research and development	$(123)	$—	$10,686	$670

Impairment in investment portfolio	$(348)	$4,406	$(349)	$7,230

2. Earnings per share

Basic earnings per share
Income available to common stockholders	$66,356	$33,853	$202,251	$107,862

Effect of Dilutive Securities
7/8% Convertible Subordinated Notes	617	—	3,090	—

Diluted earnings per share
Income available to common stockholders + assumed conversions	$66,973	$33,853	$205,341	$107,862

* Certain reclassifications have been made to prior year balances in order to conform to the current year presentation

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investment	$422,591	$339,249
Accounts receivable, net	368,865	222,050
Notes receivable	11,362	12,048
Inventories, net	298,467	183,687
Deferred costs/Inventories at customer sites under contracts	517,548	240,979
Prepaid expenses	136,262	47,220
Restricted cash	24,404	21,251
Other current assets	52,408	40,888
Total current assets	1,831,907	1,107,372
Property, plant and equipment, net	186,076	93,980
Long-term investments	24,066	35,360
Goodwill and intangible assets, net	145,933	49,820
Other long term assets	38,976	19,020
Total assets	$2,226,958	$1,305,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251,176	$256,980
Debt	1	—
Income taxes payable	16,780	13,003
Deferred revenue	503,612	164,247
Other	173,138	104,927
Total current liabilities	944,707	539,157

Long-term debt	402,500	—
Minority interest in consolidated subsidiaries	560	—
Stockholders’ equity:
Common stock	131	135
Additional paid-in capital	653,624	658,546
Deferred stock compensation	(7,761)	(11,766)
Retained earnings	229,777	120,520
Receivable from shareholders	—	(282)
Other comprehensive income/(loss)	3,420	(758)
Total stockholders’ equity	879,191	766,395

Total liabilities and stockholders’ equity	$2,226,958	$1,305,552

	December 31, 2003	December 31, 2002*
	(unaudited)
Inventories are made up of the following:

Inventories at factories	$207,504	$143,684
Inventories at customer sites	90,963	40,003
Inventories at customer sites under contracts	517,548	240,979

Total inventories	$816,015	$424,666

* Certain reclassifications have been made to prior year balances in order to conform to the current year presentation